ADMINISTRATION AGREEMENT
                            Western Asset Trust, Inc.
                       International Securities Portfolio


         ADMINISTRATION AGREEMENT, made this 30th day of June, 1992, by and between Western Asset Management Company, a California corporation, ("Western Asset"), and Legg Mason Fund Adviser, Inc., a Maryland corporation (the "Administrator"), having its principal place of business at 111 South Calvert Street, Baltimore, MD 21203.

         WHEREAS, Western Asset serves as investment adviser to Western Asset Trust, Inc. ("Fund"), an open-end, diversified management investment company which is registered under the Investment Company Act of 1940 ("1940 Act") and has registered its shares of common stock for sale to the public under the Securities Act of 1933; and

         WHEREAS, the Fund has established seven separate portfolios, one of which is known as the International Securities Portfolio ("Portfolio"); and

         WHEREAS, Western Asset wishes to retain the Administrator to provide administrative services to the Fund on behalf of the Portfolio; and

         WHEREAS, the Administrator is willing to furnish such services on the terms and conditions hereinafter set forth:

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

         1. Western Asset hereby appoints Legg Mason Fund Adviser, Inc. as Administrator of the Portfolio for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

         2. Western Asset shall at all times keep the Administrator fully informed with regard to the securities owned by the Portfolio, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish the Administrator with such other documents and information with regard to the affairs of the Portfolio as the Administrator may from time to time reasonably request.

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         3.       Services on a Continuing Basis.

                  (a) Subject always to the control of the Board of Directors of the Fund (the "Board") and to such policies as the Board may determine, the Administrator agrees, at its expense, (1) to furnish the management and administrative services necessary for the operation of the Portfolio and handling its shareholder relations, including overseeing bookkeeping and accounting services and the calculation and publication of the Portfolio's net asset value, providing office space, equipment and facilities, data processing, internal auditing and clerical services (excluding determination of net asset value); preparing reports to the Portfolio's shareholders and tax returns; reports to and filing with governmental bodies; and conducting relations on behalf of the Fund with custodians, depositories, transfer agents, registrar and dividend disbursing and reinvestment plan agents, accountants, attorneys, underwriters, insurers and banks, (ii) to pay all salaries, fees and expenses of officers and directors of the Fund who are affiliated persons of the Administrator (except to the extent such persons are employees of the Corporation's investment adviser), and (iii) to furnish all necessary management facilities, including salaries of personnel, required for it to execute its duties faithfully.

                  (b) The Administrator shall oversee the maintenance of all books and records required by the Investment Company Act of 1940 and the rules and regulations thereunder, as well as all other applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the Investment Company Act of 1940, the Administrator hereby agrees that any records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Administrator further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the Investment Company Act of 1940 for the periods prescribed by Rule 31a-2 under said Act.

                  (c) In the performance of its duties under this Contract, the Administrator will comply with the provisions of the Articles of Incorporation and By-laws of the Fund and the stated investment objectives, policies and restrictions of the Portfolio, and will use its best efforts to safeguard and promote the welfare of the Fund, and to comply with other policies which the Board may from time to time determine.

                  (d) The Administrator shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit related schedules. The Administrator shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such

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accountants for the expression of their opinion, as such may be required by the
Fund from time to time.

         4. (a) The Administrator, at its own expense, shall provide a system whereby information is supplied to shareholders concerning their accounts and the operation of the Fund. The Administrator shall also provide, at its own expense, a system whereby orders for purchases and redemption of Portfolio shares which are received by the Fund or its distributor, Legg Mason Wood Walker, Incorporated, are promptly processed and transmitted to the Fund's transfer agent. The Administrator may delegate some or all of the functions specified in this subparagraph to Legg Mason Wood Walker, Incorporated or another appropriate person. The Administrator shall not have the right to use any list of shareholders of the Fund or any other list of investors which it obtains in connection with its provisions of services under this Agreement, nor shall the Administrator sell or knowingly provide such list or lists to any unaffiliated person.

         (b) Other than as specifically indicated in this Agreement, the Administrator shall not be responsible for the Fund's expenses. Specifically, the Administrator will not be responsible, except to the extent of the reasonable compensation of employees of the Fund whose services may be used by the Administrator hereunder, for any of the following expenses of the Fund, which expenses shall be borne by the Fund: organizational expenses; legal expenses; interest; taxes; governmental fees; fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; the cost (including brokerage commissions or charges, if any) of securities purchased or sold by the Fund and any losses incurred in connection therewith; distribution fees, if any; fees of custodians, subcustodians, transfer agents, registrars or other agents for all services to the Fund; expenses relating to the redemption or repurchase of the Fund's shares; expenses of registering and qualifying Fund shares for sale under applicable federal and state law and maintaining such registrations and qualifications; expenses or preparing, setting in print, printing and distributing prospectuses, proxy statements, reports, notices, stock certificates and dividends to Fund shareholders; costs of stationery; costs of stockholders' and other meetings of the Fund; compensation of officers and directors who are not affiliated persons of Fund Adviser; fees and expenses of independent auditors; traveling expenses of directors of the Fund, if any; expenses for fidelity bonds and other insurance covering the Fund and its officers and directors; costs of indemnification; and any extraordinary expenses.

         (c) The Administrator shall authorize and permit any of its directors, officers and employees, who may be elected as directors or officers of the Fund, to serve in the capacities in

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which they are elected, and shall bear their salary or other compensation and expenses, if any.

         5. No director, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such director, officer or employee while he is at the same time a director, officer or employee of the Administrator or any affiliated company of the Administrator.

         6. As compensation for the services performed and the facilities furnished and expenses assumed by the Administrator, including the services of any consultants or agents retained by the Administrator, the Portfolio shall pay the Administrator, as promptly as possible after the last day of each month, a fee, calculated daily, of 0.075% annually of the daily net assets of the Portfolio.

         In the event that the Administrator's right to such fee from the Portfolio commences on a date other than the first day of the month, the fee for such month shall be based on the average daily net assets of the Portfolio in that period from the date of commencement to the last day of the month. If this Agreement is terminated with respect to the Portfolio as on any date not the last day of a month, the fee shall be paid as promptly as possible after such date of termination, and shall be based on the average daily net assets of the Portfolio in that period from the beginning of such month to such date of termination. The average daily net assets of the Portfolio shall in all cases be computed as of such time as may be determined by the Board of Directors of the Fund. The manner of calculating the Portfolio's average daily net assets for the purpose of this Agreement shall be determined by the Fund's Board of Directors and shall be binding on the parties.

         7. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with performance of this Agreement, except a loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

         8. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Administrator who may also be a director, officer, or employee of the Fund, to engage in other business or to devote his time and attention in part to the management or other aspects of any other business, whether or a similar nature or a dissimilar nature, or limit or restrict the right of the Administrator to engage in any other business or to render services of any kind, including investment advisory and management services, to any other corporation, firm, individual or association.

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         9. The Administrator may make payments from the fees paid to it under this Agreement, from past profits or from any other source available to it to other persons, including but not limited to Western Asset Management Company and Legg Mason Wood Walker, Incorporated, for shareholder, administrative, advisory, recordkeeping and distribution services provided by such persons in connection with the Portfolio's shares.

         10. As used in this Agreement, the terms "assignment", "interested person", and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

         11. This Agreement will become effective on the date first set forth above, provided that it shall have been approved by the Fund's Board of Directors and, unless sooner terminated as provided for herein, shall continue in effect for two years from the date of its execution and for successive annual periods, provided that its continuance is specifically approved annually by the Fund's Board of Directors, including a majority of the directors of the Fund who are not parties to this Agreement or "interested" persons as defined by the 1940 Act, of any such party ("Disinterested Directors") cast in person at a meeting called for the purpose of voting on such Agreement.

         This Agreement is terminable without penalty by Western Asset, by vote of the Fund's Board of Directors, by vote of a majority (as defined in the 1940
Act) of the outstanding voting securities of the Fund or by the Administrator, on not less than 60 days' notice to the other party and may be terminated immediately upon the mutual written consent of the Administrator and the Fund. This Agreement will automatically and immediately terminate in the event of its assignment, and will automatically and immediately terminte with respect to a Portfolio in the event Western Asset no longer serves as investment adviser to the Portfolio.

         12. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         13. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.


[SEAL]                                  WESTERN ASSET MANAGEMENT COMPANY
Attest:

By: /s/ Ilene S. Harker                 By: /s/ W. Curtis Livingston


[SEAL]                                  LEGG MASON FUND ADVISER, INC.
Attest:

By: /s/ Kathi D. Glenn                  By: /s/ William H. Miller, III

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